EXHIBIT D-2B



                   PUBLIC SERVICE COMMISSION
                       OF WEST VIRGINIA
                          CHARLESTON

      At  a  session of the PUBLIC SERVICE COMMISSION  OF  WEST
VIRGINIA in the City of Charleston on the 16th day of June, 2000.

CASE NO. 98-0452-E-GI
     General Investigation to determine whether West Virginia should adopt a plan for open access to the electric power supply market and for the development of a deregulation plan.


                       COMMISSION ORDER


     By Order issued January 28, 2000, in this case, the Public Service Commission adopted, and recommended for legislative approval, a plan whereby users of electricity in the State would have open access, across existing and new utility delivery systems, to a competitive market for power supply (the "Plan"). On March 11, 2000, the West Virginia Legislature adopted the Plan, but delayed the starting date or implementation of customer choice until enactment of necessary tax changes. See House Concurrent Resolution 27. An integral part of the Plan is set forth in Section13, entitled "Rate Modification Prior to the Starting Date," which provides as follows:

(a) For AEP, the basis for unbundled and default service rates shall be the rates in effect immediately preceding the starting date; provided, however, in lieu of an RSD, beginning July 1, 2000 rates for large commercial and industrial customers of Appalachian Power Company shall be reduced by 1% off of such customer's total rate as of July 31, 1999. The dollar value of such rate decreases off of the individual customer's total rate shall be reflected in the customer's unbundled distribution charge. These decreased rate levels will be the basis for the schedule of unbundled default service rates applicable to all large commercial and industrial customers during the first four years of the Plan. The decreases shall expire on December 31, 2004. Rate escalations under the schedule of default service rates shall be applied to the original unbundled power supply rate, without regard to these decreased rate levels.

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(b)  For  APS, the basis for unbundled and default rates  shall be the rates in effect immediately preceding the starting date; provided however, in lieu of an RSD, beginning July
     1,   2000   rates  for  large  commercial  and  industrial
     customers shall be reduced by 3% off of such customer's total rate as of July 31, 1999. The dollar value of such rate decreases off of the individual customer's total rate
     shall   be   reflected   in   the   customer's   unbundled
     distribution charge. These decreased rate levels will be the basis for the schedule of unbundled default service rates applicable to all large commercial and industrial
     customers  during the first four years of the  Plan.   The
     decreases  shall  expire  on  December  31,  2004.    Rate
     escalations under the schedule of default service rates shall be applied to the original unbundled power supply rate, without regard to these decreased rate levels. Rates in effect immediately preceding the starting date will only be adjusted for agreements reached in Case Numbers 99-0261-E-GI, 99-0262-E-GI, and 99-1407-EG-PC.

      As noted above, the Legislature provided that the Plan would not be implemented until necessary tax changes were enacted. See House Concurrent Resolution 27. While this delay in implementation affects the starting date of customer choice, it does not affect the provisions of Section 13, which require rate reductions prior to the starting date of customer choice.

      UPON CONSIDERATION WHEREOF it is appropriate to require American Electric Power (AEP), and Monongahela Power Company, The Potomac Edison Company and West Virginia Power (collectively APS) to file revised tariff sheets reflecting the rate reductions required by Section 13, on or before June 22, 2000.

      IT IS THEREFORE ORDERED that AEP and APS shall, on or before June 22, 2000, file revised tariff sheets reflecting the rate reductions required by Section 13 of the Plan, setting forth rates and charges to be in effect on and after July 1, 2000.

      IT  IS  FURTHER  ORDERED that the Commission's  Executive
Secretary shall assign and docket the tariff filings by each utility with a separate case number.

      IT IS FURTHER ORDERED that the requirements to publish notice and file a Report on Tariff Change as prescribed by Rules 19, 22, and 41 of the Commission's Rules and Regulations for the Government of the Construction and Filing of Tariffs of Public Utilities and Common Carriers by Motor Vehicle (Tariff Rules), and supporting financial information as prescribed by Tariff Rule 42, are hereby waived for these tariff filings.

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      IT  IS  FURTHER  ORDERED that the Commission's  Executive
Secretary shall cause a copy of this Order to be served on all parties of record by First Class United States Mail, and upon Commission Staff by hand delivery.

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